Exhibit 99.1

FIRST KEYSTONE ANNOUNCES THIRD QUARTER

AND YEAR-TO-DATE 2016 EARNINGS

Berwick, Pennsylvania – November 1, 2016 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,144,000 for the three months ended September 30, 2016, as compared to $2,485,000 for the same period in 2015. Earnings per share for the third quarter ended September 30, 2016 were $0.38 versus $0.44 for the third quarter of 2015. Dividends paid were $0.27 per share for the three months ended September 30, 2016 and 2015.

Net interest income for the third quarter of 2016 was $6,617,000, a decrease of $14,000 from the third quarter of 2015. For the nine months ended September 30, 2016, net interest income was down by $53,000 to $19,923,000 as compared to the same period in 2015.

The provision for loan losses increased in the third quarter of 2016 due to a charge-off made in relation to a large commercial real estate loan. The provision totaled $1,133,000 for the three months ended September 30, 2016.

Non-interest income before net investment securities gains and gain from life insurance proceeds declined by $274,000 for the nine months ended September 30, 2016 because of declines in gains on sales of mortgage loans and retail investment income. Increases were recorded in service charges and fees and ATM and debit card income.

Non-interest expense declined during the third quarter and year-to-date periods ended September 30, 2016, as compared to the same periods in 2015. Salary and employee benefits expense declined as the Bank continued to reduce labor costs throughout the organization. Hospitalization expense also declined.

While net loans and investment securities available for sale declined as of September 30, 2016 as compared with the same period last year, average balances through the first nine months of the year increased in both cases. Net loans decreased as a result of several large loan payoffs through September 30, 2016; however, the loan pipeline is strong. Investment securities available for sale have increased in the fourth quarter as a result of planned purchases.

Total deposits increased as of September 30, 2016 compared to September 30, 2015 by $28,332,000, or 3.9%, due in part to increases in municipal deposits. Non-interest bearing deposits rose by $11,382,000, or 10.6%.

Stockholders’ equity stood at $116,402,000 at September 30, 2016, an increase of 6.7% over September 30, 2015. Total assets remained relatively flat as a result of the period end decreases in net loans and investment securities available for sale.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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